Registration No.  ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TOUCHPOINT METRICS, INC.
(Name of small business issuer in its charter)

California	7372
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

TOUCHPOINT METRICS, INC.	National Registered Agents, Inc.
201 Spear Street, Suite 1100	2875 Michelle Drive, Suite 100
San Francisco, CA 94105	Irvine, CA 92606
415-526-2655	800-562-6429
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	7,632,302	$0.25	$1,908,075.50	$218.67

Total	7,632,302	$0.25	$1,908,075.50	$218.67

[1]        Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

TOUCHPOINT METRICS, INC.
7,632,302 Shares of Common Stock

We are registering for sale by selling shareholders 7,632,302 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated under the laws of the state of California as The Innes Group, Inc. on December 14, 2001.  On October 18, 2011, we changed our name to Touchpoint Metrics, Inc.  We are engaged in the business of developing and delivering technology-enabled products and services that improve customer experience management capabilities for corporations.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	7,632,302 shares of common stock
Offering price per share	$0.25
Net proceeds to us	None
Number of shares outstanding before the offering	13,132,302
Number of shares outstanding after the offering if all of the shares are sold	13,132,302

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this Prospectus:

	As of	As of
	12-31-2011	12-31-2010
	(Audited)	(Audited)
Balance Sheet
Cash and Cash Equivalents	$52,108.79	$167,871.50
Total Assets	$420,401.52	$581,293.49
Total Liabilities	$228,504.73	$27,180.25
Stockholders’ Equity	$191,896.79	$554,113.24

	Year Ended	Year Ended
	12-31-2011	12-31-2010
	(Audited)	(Audited)
Income Statement
Gross Profit	$369,499.64	$712,890.05
Total Expenses	$772,233.46	$701,313.90
Net Income (Loss)	$(402,216.45)	$15,282.73

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed. Risks associated with Touchpoint Metrics, Inc.:

1.   We have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

We were incorporated in December 2001.  Our net loss since December 2001 was $(754,254.20). Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	completion of this public offering,
*	our ability to attract customers who will buy our services from us, and:
*	our ability to generate revenues through the sale of our services.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues sufficient to generate profits. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

2.   If we do not attract customers, we will not make a profit which ultimately will result in a cessation of operations.

Our ability to maintain operations is predicated upon being retained to provide technology-enabled products and services that improve customer experience management capabilities for corporations.  Currently, we have approximately nine (9) customers.  If we are unable to attract and maintain an adequate customer base to generate revenues, we will have to suspend or cease operations.

3.   We do not own any patents covering our product.

We do not own any patents.  If we infringe on any patents, we will be liable for damages and may be enjoined from conducting our proposed business.  Further, because we have no patents covering our product, someone could use the information and compete with us and we will have no recourse against him.

4.   Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, as amended, we may have to hire individuals which could result in an expense we are unable to pay.

Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, as amended, we may have to hire additional experienced personnel to assist us with the preparation, thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.  Further, the salaries of these individuals could result in an expense we are unable to pay.

6.   We are completely dependent on our president, Michael Hinshaw, to guide our operations. If we lose his services we may have to cease operations.

Our continuing operations will depend entirely on the ability and resources of Mr. Hinshaw, our president. If we lose the services of Mr. Hinshaw, we may have to cease operations. Presently, Mr. Hinshaw is committed to providing his full business time and related resources to us.

7.   Because we have only two officers and two directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only two officers and two directors. They are responsible for our managerial and organizational structure, which include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. As such, they are responsible for the administration of the controls. Should they not properly administer the controls, we may be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

8.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

9.   Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

10.   There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. Federal Securities Laws.  These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

11.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

12.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors’ general perception of us; and
*	changes in general economic, industry and market conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at $0.25 per share until a market for the shares develops on the Bulletin Board operated by the Financial Industry Regulatory Authority.  There is no assurance that such a market will ever develop.   Further, the shares of common stock could be sold by selling shareholders at privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 71 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

*	On such public markets or exchanges as the common stock may from time to time be trading;

*	In privately negotiated transactions;

*	Through the writing of options on the common stock;

*	In short sales; or

*	In any combination of these methods of distribution.

The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

*	The market price of our common stock prevailing at the time of sale;

*	A price related to such prevailing market price of our common stock; or

*	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144 of the Securities Act of 1933, as amended, or the Securities Act of 1933, as amended. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer, participating in such transactions as agent, may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.   Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We anticipate that we will initially be a “penny stock.” The Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person’s account for transactions in penny stocks; and
*	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

*	obtain financial information and investment experience and objectives of the person; and
*
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be reasonably capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

*	sets forth the basis on which the broker or dealer made the suitability determination; and
*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are raising funds in this public offering in order to expand our operations.

Plan of Operation

We have the ability to satisfy projected cash requirements for the next twelve months for current operations.

Results of Operations

December 31, 2009

For the year ended December 31, 2009, we had total revenues of $441,463.86; cost of sales of $277,862.99; gross operating income of $163,600.87; total expenses of $365,590.52; other income of $10,168.25; and net a net loss of $192,021.40.

Our total assets were $640,269.59; our total liabilities were $101,439.08 and our total capital was $538,830.51.

December 31, 2010

For the year ended December 31, 2010, we had total revenues of $1,082,389.40; cost of sales of $369,499.35; gross operating income of $712,890.05; total expenses of $701,313.90; other income of $3,706.58; and net income of $15,282.73.

Our total assets were $581,293.49; our total liabilities were $27,180.25 and our total capital was $554,113.24.

December 31, 2011

For the year ended December 31, 2011, we had total revenues of $611,373.83; cost of sales of $241,874.19; gross profit of $369,499.64; total expenses of $722,233.46; other income/expenses of $517.37; and a net loss of $402,216.45.

Our total assets were $420,401.52; our total liabilities were $228,504.73; and our total equity was $191,896.79.

Comparing Periods

We had an increase in revenues in 2010 compared with 2009 primarily as a result of our successful efforts to test market acceptance of our services. For the twelve months ended December 31, 2011, a significant decrease in revenues from 2010 was expected, as a direct result of our reprioritization of resources, moving the majority of our resources towards product development efforts. These efforts have been focused on “productizing” our offerings in a manner that will allow us to sell technology-enabled products and services as described in the strategy section of this prospectus.  While expected, the resulting decrease in revenues has had a direct impact on our cost of operations for the period.

Liquidity and Capital Resources

We have sufficient cash to satisfy our needs for the next twelve months.   At the present time, we have not made any arrangements to raise additional cash, other than through revenues generated from our operations.

Since inception we have issued 13,132,302 restricted shares of common stock to 73 persons and corporations.  6,000,000 shares of common stock were issued to Michael Hinshaw, an officer and member of the board of directors, pursuant to Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.  7,132,302 shares of common stock were issued to 72 persons or corporations pursuant to Reg. S of the Securities Act of 1933, as amended.  Those shares were issued to non-US persons and the transactions took place outside the United States of America.

We own one tract of real property in Lake County, California, of approximately five acres.  The tract is unencumbered.  The land is undeveloped and unoccupied.

As of December 31, 2011, our total assets were $420,401.52 and our total liabilities were $228,504.73.  At December 31, 2011, we had cash of $52,108.79.

BUSINESS

General

We were incorporated in the State of California on December 14, 2001. We are engaged in the business of developing and subsequently selling web-enabled software and related services for customer experience management.  We maintain our primary business address at 201 Spear Street, Suite 1100, San Francisco, CA 94105. Our telephone number is (415) 526-2655.  Our registered agent for service of process is National Registered Agents, Inc.

Our Strategy

We plan to use our expertise as a customer experience strategy leader to create a leading customer experience management technology company.

Our ability to accomplish these goals will stem from the commercialization of Touchpoint Mapping®, our analytical and research methodologies delivered in the form of on-demand, Internet cloud-based (SaaS) software and consulting services, the business intelligence which we derive as a result, and the licensing of our proprietary systems as we continue to develop products and services that help companies better serve their customers by improving their ability to manage customer experience, thereby reducing or eliminating bad experiences for their customers.

In our opinion, improving customer experience drives significant value for corporations, helping customers stay longer and buy more. But to date, there has been no simple solution for improving customer experience.

Enter Customer Experience Management (CEM). Virtually unheard of as recently as 2005, this emerging sector is now recognized by many enterprise executives as the best way to solve these problems.

We believe that in the coming years companies are likely to invest heavily to improve customer experience, shifting existing budgets from the areas of marketing management consulting, marketing research and customer relationship management to the emerging CEM market.

Our primary insights products include scalable, cloud-based SaaS technologies which gather and display customer experience insights and business intelligence in real-time. Together, Touchpoint Mapping® and these technologies are designed to help our customers:

*          Increase retention by keeping customers longer;
*          Get existing customers to spend more, more often;
*          Increase acquisition of new customers through positive word-of-mouth, and;
*          Reduce the cost of serving customers by eliminating ineffective interactions.

We are customizing Touchpoint Mapping® for targeted industry niches – e.g., banking, hospitals and retail trade – and plan to license it for distribution worldwide. Aggregation and analysis of industry data will be used for the development of related information products and consulting services.

There are four principle strategies that we use to help meet our goals of scaling growth at low incremental costs, creating barriers to entry for future competitors.

Research-based approach to “outside in” customer insights:

Customer Relationship Management (CRM) -- which generally doesn’t take into account a customers’ view of the company, and usually doesn’t capture how these interactions make customers feel -- relies on an internally-generated “inside out” view of the customer. Touchpoint Mapping provides a Voice of the Customer (VoC) based, “outside-in” view of the customer. It is a fact-based approach that can help companies’ impact experience by measuring the customers’ perspective, as well as how well their wants and needs are being met.

Best-in-breed technology and integration:

Our product solution is designed to be highly scalable and cloud-based, and uses a combination of proprietary and commercially available software. With the continued growth and widespread acceptance of cloud computing, our firm can leverage multiple, separate purpose-built technologies through strategic commercial relationships on a subscription or other similar fee basis, allowing us to limit technology risk (including development costs), while focusing product development on those areas of proprietary technology and services creation that drive the greatest enterprise value for the firm.

Licensee and partner distribution channels

In addition to direct sales, we plan to establish a global reseller distribution channel. We anticipate that these will be companies such as CRM consultants, ad agencies, industry-focused technology firms and others looking for new ways to drive revenue and provide insights to existing customers.

Competition

Multiple potential competitors exist in the overlapping areas of marketing research, CRM and marketing management consulting. These include both large and small management consulting firms and more often smaller Customer Experience Management (CEM) consulting firms. In addition, many CRM software companies are beginning to include CEM-specific insights as adjunct capabilities to their existing platforms, and as a result these companies have the ability to compete directly with us as well. Given the growth of CEM, there are likely to be many other competitors we have not identified.

Insurance

We maintain health insurance, workman’s compensation and general liability insurance.

Employees; Identification of Certain Significant Employees

We currently have five full-time employees and nine independent contractors.  We intend to hire more employees and independent contractors on an as-needed basis.

Offices

Our company has four business addresses. Our telephone number is (415) 526-2655.  Our primary business address is located at 201 Spear Street, Suite 1100, San Francisco, CA 94105.

Our additional addresses include a business office in San Anselmo, California located at 251 Sir Francis Drake Boulevard, 94960.  We lease the aforementioned from the Annette Kaufman Survivor Trust, 2 Magnolia Avenue, San Anselmo, CA 94960 pursuant to a 36 month lease entered into on August 15, 2010.  Our monthly rental is $1,788 until July 18, 2012 and $1,840 thereafter.

Our office in Charlotte, North Carolina is located at 15720 John J. Delaney Dr., Suite 300, 28277. We lease the San Francisco and Charlotte spaces from Davinci Virtual LLC, 2150 South 1300 East, Suite 200, Salt Lake City UT 84106 pursuant to a commercial lease on a month to month basis.  Our monthly rental is $190.00 for our San Francisco location and $80.00 per month for our Charlotte, North Carolina location.  Our office in Vancouver, British Columbia is located at 2901-1050 Burrard Street, V6Z 2S3 (Canada), and is made available to us for no charge on a month-to-month basis under a verbal contract, by IREMCO. IREMCO is a controlling shareholder of Touchpoint Metrics.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses.

MANAGEMENT

Officers and Directors

Our directors will serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our officers and directors are set forth below:

Name and Address	Age	Position(s)
Michael Hinshaw	50	President, Principal Executive Officer, Treasurer,
201 Spear Street, Suite 1100		Principal Financial Officer, Principal Accounting
San Francisco, CA 94105		Officer and a member of the Board of Directors

Lynn Davison	48	Vice-President, Secretary
201 Spear Street, Suite 1100
San Francisco, CA 94105

Ashley Garnot	26	Director
201 Spear Street, Suite 1100
San Francisco, CA 94105

The people named above are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Michael Hinshaw - President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and a director.

Since March 31, 2006, Mr. Hinshaw has been our President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and a director. Mr. Hinshaw has served as Treasurer and Principal Accounting Officer since December 7, 2011.

Lynn Davison - Vice-President, Secretary

Since February 7, 2011, Ms. Davison has been our Vice-President.  From April 2004 to February 2011, Ms. Davison worked as an independent management consultant to a range of start-up, mid-sized and Fortune 500 clients providing strategic business consulting services to improve business performance and overall growth.

Ashley Garnot - Director

Since December 7, 2011, Ashley Garnot has been a member of the board of directors.  Since October 21, 2011, Ms. Garnot has been a member of the board of directors of Coronado Resources Ltd., a Canadian corporation listed for trading on the TSX Venture Exchange under the symbol CRD.  Coronado Resources Ltd. is located in Vancouver, British Columbia.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of the size of our operations, at the present time we believe the services of a financial expert are not warranted.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. Hinshaw, Ms. Davison and Ms. Garnot have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; or

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

There are no conflicts of interest with respect to our officers, directors and key employees.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers for the last two years.

Officer Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Michael Hinshaw	2011	300,000	0	0	0	0	0	1,500	301,500
President	2010	300,000	0	0	0	0	0	1,500	301,500

Lynn Davison	2011	121,000	0	0	0	0	0	0	121,000
Vice President	2010	0	0	0	0	0	0	0	0

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is December 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Michael Hinshaw	0	0	0	0	0	0	0
Ashley Garnot	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no retirement, pension, or profit sharing plans for the benefit of our officers and directors other than our stock option plan.  The stock option plan reserves 2,500,000 shares of common stock that may be issued at the discretion of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of California.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers under California law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this offering, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this public offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Michael Hinshaw [1]	6,000,000	45.69%	3,000,000	22.84%
201 Spear Street, Suite 1100
San Francisco, CA 94105

Lynn Davison [1]	0	0.00%	0	0.00%
201 Spear Street, Suite 1100
San Francisco, CA 94105

Ashley Garnot [1]	850,000 [2]	6.40%	350,000	3.81%
201 Spear Street, Suite 1100
San Francisco, CA 94105

All officers and directors as a group	6,850,000	52.09%	3,350,000	26.65%
(3 individuals)

International Resource Management Corp.	1,962,302	14.94%	462,302	11.42%
2901-1050 Burrard Street
Vancouver, British Columbia V6Z 2S3

[1]	The people named above may be deemed to be a “parent” or “promoter” of our company. Mr. Hinshaw, Ms. Davison and Ms. Garnot are our only promoters.

[2]
Comprised of 500,000 shares of common stock held in the name of ALG Investments Ltd., which is owned and controlled by Ms. Garnot; 250,000 shares owned by Ms. Garnot and her husband, Wade Garnot; and, 100,000 shares held in Ms. Garnot’s maiden name, Ashley Guidi.

Future Sales by Existing Stockholders

A total of 13,132,302 shares of common stock were issued to 73 persons, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act of 1933, as amended. Under Rule 144, the shares can be only sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition, provided we are not classified as a “shell company” pursuant to Reg. 405 of the Securities Act of 1933, as amended.  If we are classified as a “shell company” our shares may not be resold until such time as we file a Form S-1 registration statement with the Securities and Exchange Commission (“SEC”) registering the shares for resale and the registration statement is declared effective or we file a Form 8-K and disclose the information required by Item 5.06 thereof and one (1) year has passed.  We believe we are not a shell company, nor have we ever been a shell company.

We have agreed to register the shares sold to you with the Securities and Exchange Commission.  We intend to file the registration statement not later than 30 days from the date we complete this public offering.

There is no trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 73 holders of record for our common stock. The record holders are comprised of our two directors (including the common stock held in the name of Michael Hinshaw, ALG Investments, Ltd., Ashley Guidi, and Ashley and Wade Garnot) and 69 other investors.  A portion of Mr. Hinshaw’s shares will be registered along with shares owned by 70 other holders of record.

Securities Authorized for Issuance Under Equity Compensation Plans

Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	Future issuance under
	of outstanding options,	outstanding options,	equity compensation plans
	warrants and rights	warrants and rights	(excluding securities
Plan category	(a)	(b)	in column (a)) (c)
Equity compensation plans
approved by security holders	320,000	$0.34375	2,180,000

Equity compensation plans
not approved by securities
holders	None	None	None

Total	320,000	$0.34375	2,180,000

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Anderson, Elise	8,000	0.06%	8,000	0.00%
Aplas, Mark	10,000	0.08%	10,000	0.00%
Balaghi, Mohammade	20,000	0.15%	20,000	0.00%
Balter, Daniel	20,000	0.15%	20,000	0.00%
Bertuzzi, Georgina	20,000	0.15%	20,000	0.00%
Bertuzzi, Ronald	520,000	3.96%	520,000	0.00%
Bird, Kevin	30,000	0.23%	30,000	0.00%
Boman, Marvin	20,000	0.15%	20,000	0.00%
Brant Investments Limited [1]	400,000	3.05%	400,000	0.00%
Braverman, Eitan	20,000	0.15%	20,000	0.00%
Brown, Dan	20,000	0.15%	20,000	0.00%
Brown, Gary	40,000	0.30%	40,000	0.00%
Brown, Paula	40,000	0.30%	40,000	0.00%
Carina Investments [2]	400,000	3.05%	400,000	0.00%
Ciancone, Mario	20,000	0.15%	20,000	0.00%
Ciancone, Mark	20,000	0.15%	20,000	0.00%
Clark, Robert	12,000	0.09%	12,000	0.00%
Clements, Anitra	10,000	0.08%	10,000	0.00%
Clerkson, Casey	20,000	0.15%	20,000	0.00%
Dabbs, Tracy	30,000	0.23%	30,000	0.00%
Docker, Jo-Anne	20,000	0.15%	20,000	0.00%
Dzedets, Alexander	20,000	0.15%	20,000	0.00%
Dzedets, Boris	20,000	0.15%	20,000	0.00%
Dzedets, Zinaida	20,000	0.15%	20,000	0.00%
Fazli, Cameron	20,000	0.15%	20,000	0.00%
Fazli, Hayley	20,000	0.15%	20,000	0.00%
Fazli, Saeid	20,000	0.15%	20,000	0.00%
Florence, Leya	20,000	0.15%	20,000	0.00%
Fooks, Gary	20,000	0.15%	20,000	0.00%
Garnot Ashley/Garnot, Wade	250,000	1.90%	250,000	0.00%
Ghini, Gerald	20,000	0.15%	20,000	0.00%
Golnik, Semyon	20,000	0.15%	20,000	0.00%
Guidi, Ashley	100,000	0.76%	100,000	0.00%
Guidi, Luciano	80,000	0.61%	80,000	0.00%
Hinshaw, Michael	6,000,000	45.69%	3,000,000	22.84%
Holland, Brad	430,000	3.27%	430,000	0.00%
International Resource Management Corp. [3]	1,962,302	14.94%	462,302	11.42%
Johnson, Christine	20,000	0.15%	20,000	0.00%
Kay, Kenneth	20,000	0.15%	20,000	0.00%
Kay, Seth B.	20,000	0.15%	20,000	0.00%
Kvint, Susanna	20,000	0.15%	20,000	0.00%
Lafuente, Peter	20,000	0.15%	20,000	0.00%
Larabie, Eugene	10,000	0.08%	10,000	0.00%
Leshem, Ilana	20,000	0.15%	20,000	0.00%

Leshem, Maureen	20,000	0.15%	20,000	0.00%
Lightbody, Mike	20,000	0.15%	20,000	0.00%
Lundin, Lukas H.	400,000	3.05%	400,000	0.00%
Mayorov, Alexander	20,000	0.15%	20,000	0.00%
Mikhailova, Larissa	20,000	0.15%	20,000	0.00%
Naresh, Elijah	16,000	0.12%	16,000	0.00%
Nekrich, Salya	20,000	0.15%	20,000	0.00%
Owen, Chris	30,000	0.23%	30,000	0.00%
Panorama Ridge Investment Corporation [4]	80,000	0.61%	80,000	0.00%
Perone, Giuseppe	20,000	0.15%	20,000	0.00%
Platinum Capital Corp. [5]	20,000	0.15%	20,000	0.00%
Pollack, Dave	10,000	0.08%	10,000	0.00%
Pomykalski, Jack	20,000	0.15%	20,000	0.00%
Radi, Margaret	40,000	0.30%	40,000	0.00%
Raimundo, Jose	20,000	0.15%	20,000	0.00%
Rantucci, Robert	240,000	1.83%	240,000	0.00%
Ross, Ian	20,000	0.15%	20,000	0.00%
Rusch, Kevin	4,000	0.03%	4,000	0.00%
Sali, Barrie	20,000	0.15%	20,000	0.00%
Sali, Max	20,000	0.15%	20,000	0.00%
Schimdt, David	20,000	0.15%	20,000	0.00%
Schimdt, Irene	20,000	0.15%	20,000	0.00%
Shear, Craig	20,000	0.15%	20,000	0.00%
Stilwell, Kathy	20,000	0.15%	20,000	0.00%
Swedburg, Jennifer	20,000	0.15%	20,000	0.00%
Wall Street Financial Corp. [6]	20,000	0.15%	20,000	0.00%
W.D. Latimer & Co. LTD. [7]	100,000	0.76%	100,000	0.00%
TOTAL	12,132,302	92.39%	7,632,302	34.27%

[1]	Cecilia M. Kershaw exercises voting and dispositive control over the shares of common stock owned by Brant Investments Limited.
[2]	Ken Vidalin exercises voting and dispositive control over the shares of common stock owned by Carina Investments.
[3]	Alex P. Guidi exercises voting and dispositive control over the shares of common stock owned by International Resource Management Corp.
[4]	Jack Loretto exercises voting and dispositive control over the shares of common stock owned by Panorama Ridge Investment Corporation.
[5]	Jason Shull exercises voting and dispositive control over the shares of common stock owned by Platinum Capital Corp.
[6]	Shawn Balaghi exercises voting and dispositive control over the shares of common stock owned by Wall Street Financial.
[7]	Robert Pollack exercises voting and dispositive control over the shares of common stock owned by W.D. Latimer & Co. LTD.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

No selling shareholder is an affiliate of a registered broker dealer.

The following is a summary of the issuances of all shares:

On April 14, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of services rendered valued at $1,500.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On April 14, 2006, we issued 1,000,000 restricted shares of common stock to five (5) individuals in consideration of $250,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 27, 2007, we issued 950,000 restricted shares of common stock to four (4) individuals in consideration of $475,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

In July 2007, we issued 362,302 restricted shares of common stock to two (2) individuals in consideration of $181,151.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On December 6, 2011 we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of $30,000.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On December 6, 2011, we issued 2,500,000 restricted shares of common stock to three (3) individuals in consideration of $25,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 2,320,000 restricted shares of common stock to sixty-two (62) individuals in consideration of $580,000.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock.

There is presently no public market for our common stock.  We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The last price of our common stock was in connection with our placement under the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, wherein we sold our common shares at $0.25 per share.  Thus, our common stock would qualify as penny stock.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d)  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 73 holders of record of our common stock.

Rule 144 Shares

All of the presently outstanding shares of our common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act 1934, as amended. A Form 10 includes information such as a description of the company’s business, risk factors associated with the business, financial information, description of the company’s properties, the securities ownership of the company’s management and 5% shareholders, a description of management and the board of directors, compensation for officers and directors, transactions in which the company entered into with officers and directors, legal proceedings, the market in which the company trades  its stock, sales of unregistered securities, among other information.  Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are not classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As such, all restricted securities presently held by the affiliates of our company may be resold in reliance on Rule 144 one year from the date of issuance.

Stock Option Grants

Information concerning individual grants of stock options, whether or not in tandem with stock appreciation rights (“SARs”), and freestanding SARs made during fiscal 2011 to each of the named executive officers is reflected in the table below.

Option/SAR Grants in Fiscal 2011 – Individual Grants
	Number of	Percent of Total
	Securities Underlying	Options/SARs	Exercise
	Options/SARs Granted	Granted to Employees	or Base	Expiration
Name	(#)	in Fiscal Year	Price	Date
Lynn Davison	300,000	100%	$0.35	February 7, 2021

Aggregated Option/SAR Exercises and Fiscal 2011 Year-End Option/SAR Value Table

The following table sets forth certain information with respect to each exercise of stock options and SARs during fiscal 2011 by each of the named executive officers, and the fiscal 2011 year-end value of unexercised options and SARs. The dollar values are calculated by determining the difference between the exercise or base price of the options and the fair market value of the underlying stock at the time of exercise and at fiscal year-end if unexercised, respectively.  The unexercised options, some of which may be exercisable, have not been exercised and it is possible they might never be exercised.  Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance and value of the common stock and overall stock market conditions. There can be no assurance that the projected gains and values shown in this Table will be realized.

Aggregated Option/SAR Exercises in Fiscal 2011 and Option/SAR Values at December 31, 2011
			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on	Value	Options/SARs		Options/SARs
Name	Exercise (#)	Realized	at FY-End (#)		at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lynn Davison	0	0	0	300,000	$0	$0

In addition, in 2012, we granted Kris Clark an option to acquire up to 20,000 shares of common stock at an exercise price of $0.25 per share with one-third of the shares vesting December 15 of each year commencing 2012.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934, as amended; and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  We will become a reporting company under Section 15 of the 1934 Act upon the effectiveness of this Registration Statement.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.  In addition, we plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under Section 12 of the 1934 Act.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our business plan program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 30,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this public offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of California for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our stock transfer agent for our securities will be Computershare N.A., 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (781) 575-2000.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

On April 14, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of services valued at $1,500.00.  On December 6, 2011, we issued 3,000,000 restricted shares of common stock to Mr. Hinshaw, in consideration of $30,000.00. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. Hinshaw.

On July 20, 2007, we issued 100,000 restricted shares of common stock to Ashley Guidi, now known as Ashley Garnot, in consideration of $50,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On December 6, 2011, we issued 500,000 restricted shares of common stock to ALG Investments Ltd., a corporation owned and controlled by Ashley Garnot, in consideration of $5,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 250,000 restricted shares of common stock to Ashley Garnot and her husband Wade, in consideration of $62,500.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

Our office in Vancouver, British Columbia is located at 2901-1050 Burrard Street, V6Z 2S3 (Canada), and is made available to us for no charge on a month-to-month basis under a verbal contract with IREMCO. IREMCO is a controlling shareholder of Touchpoint Metrics.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the years ended December 31, 2011, 2010 and 2009 included in this prospectus have been audited by Hillary CPA Group, Independent Registered Public Accounting Firm, 9465 Counselors Row, Suite 200, Indianapolis, Indiana 46240, telephone (317) 222-1416, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.  Hillary CPA Group is registered with the Public Company Accounting Oversight Board.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Audited financial statements for the years ended December 31, 2011 and December 31, 2010 follow:

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders
Touchpoint Metrics, Inc.
San Francisco, California

We have audited the accompanying statements of financial position of Touchpoint Metrics, Inc. (a California corporation) as of December 31, 2011 and 2010 and the related statements of income, retained earnings, and cash flows for the years then ended. All information included in these financial statements is the representation of the management of Touchpoint Metrics, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Touchpoint Metrics, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ David L. Hillary, Jr., CPA, CITP
Indianapolis, Indiana
February 15, 2012

Touchpoint Metrics, Inc.
Balance Sheet as of December 31, 2011 and 2010

	2011	2010
ASSETS
Current Assets
Checking	$33,189.77	$1,819.88
Savings	$18,919.02	$166,051.62
Accounts Receivable	$61,218.08	$102,232.25
Total Current Assets	$113,326.87	$270,103.75
Fixed Assets
Computers & Hardware	$43,028.91	$40,553.05
Software	$38,645.98	$38,645.98
Equipment	$2,359.34	$2,359.34
Furniture	$31,730.60	$31,274.55
Leasehold Improvements	$95,608.48	$95,608.48
Land	$85,000.00	$85,000.00
Land Improvements	$4,000.00	$4,000.00
Accumulated Depreciation	($139,919.00)	($128,740.00)
Organization Costs	$1,377.19	$1,377.19
Accumulated Amortization	($1,377.19)	($1,377.19)
Total Fixed Assets	$160,454.31	$168,701.40
Other Assets
Prepaid Expenses	$11,995.34	$7,554.34
Investment in Petro Portfolio	$131,151.00	$131,151.00
Deposits	$3,474.00	$3,783.00
Total Other Assets	$146,620.34	$142,488.34

TOTAL ASSETS	$420,401.52	$581,293.49

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	$47,359.16	$13,111.25
Credit Cards Payable	$22,893.37
Current Portion - Capital Lease		$8,713.00
Security Deposits	$2,300.00	$2,300.00
Notes Payable - Short-term	$3,000.00	$3,000.00
Payroll Liabilities	$1,452.20	$56.00
Total Current Liabilities	$77,004.73	$27,180.25
Long-Term Liabilities
Notes Payable - Long-term	$151,500.00	$0.00
Total Long-Term Liabilities	$151,500.00	$0.00

Total Liabilities	$228,504.73	$27,180.25

Equity
Retained Earnings	($352,037.76)	($367,320.49)
Common Stock	$946,151.00	$906,151.00
Net Income	($402,216.45)	$15,282.73
Total Equity	$191,896.79	$554,113.24

TOTAL LIABILITIES AND EQUITY	$420,401.52	$581,293.49

Touchpoint Metrics, Inc.
Income Statement for the years ended December 31, 2011 and 2010

	2011	2010
Revenue
Consulting Services	$290,220.58	$124,877.00
Creative & Production Services	$46,980.00	$464,453.64
Research	$226,303.00	$442,066.50
Products & Other	$47,870.25	$50,992.26
Total Revenue	$611,373.83	$1,082,389.40

Cost of Goods Sold
Labor	$88,374.95	$111,180.94
Services	$90,348.93	$215,187.44
Products & Other	$63,150.31	$43,130.97
Total Cost of Goods Sold	$241,874.19	$369,499.35

Gross Profit	$369,499.64	$712,890.05

Expenses
Administrative Costs	$31,544.76	$28,335.68
Automobile Expense	$22,422.82	$33,281.50
Computers and Software	$21,987.38	$16,708.61
Contract Services	$89,040.74	$147,568.50
Insurance	$33,763.92	$26,087.97
Marketing and Promotion	$32,324.39	$56,529.90
Professional Fees	$45,474.77	$23,471.94
Rent	$27,218.96	$76,653.84
Repairs and Maintenance	$621.37	$16,271.02
Salaries and Wages	$428,545.01	$228,287.21
Taxes	$4,362.94	$3,602.64
Travel Expenses	$25,892.05	$34,563.87
Utilities	$9,034.35	$9,951.22
Total Expenses	$772,233.46	$701,313.90

Net Operating Income	($402,733.82)	$11,576.15

Other Income/Expense
Other Income	$517.37	$3,706.58
Total Other Income/Expense	$517.37	$3,706.58

Net Income	($402,216.45)	$15,282.73

Touchpoint Metrics, Inc
Statement of Cash Flows for the years ended December 31, 2011 and 2010

	2011	2010
OPERATING ACTIVITIES
Net Income	($402,216.45)	$15,282.73
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	$41,014.17	$28,853.19
Accounts Payable	$34,247.91	($36,855.33)
Notes Payable - Short-term	$0.00	($14,500.00)
Credit Card Expenses	$22,893.37	$0.00
Capital Lease - Short-term	($8,713.00)	($2,063.00)
Payroll Liabilities	$1,396.20	($12,127.50)
Net cash provided by operating activities	($311,377.80)	($21,409.91)

INVESTING ACTIVITIES
Capital Purchases	($2,931.91)	($1,406.10)
Accumulated Depreciation	$11,179.00	$12,790.00
Deposits	$309.00	($3,474.00)
Prepaid Expenses	($4,441.00)	$0.00
Net cash provided by investing activities	$4,115.09	$7,909.90

FINANCING ACTIVITIES
Notes Payable - Long-term	$151,500.00	$0.00
Capital Lease - Long-term	$0.00	($8,713.00)
Common Stock	$40,000.00	$0.00
Net cash provided by financing activities	$191,500.00	($8,713.00)

Net cash increase for period	($115,762.71)	($22,213.01)
Cash at beginning of period	$167,871.50	$190,084.51
Cash at end of period	$52,108.79	$167,871.50

Touchpoint Metrics, Inc.

Notes to Financial Statements
December 31, 2011 and 2010

1.     NATURE OF ORGANIZATION

Touchpoint Metrics, Inc. is a for profit corporation established under the corporation laws in the State of California, United States of America on December 14, 2001. The corporation operated as The Innes Group, Inc., until filing a Certificate of Amendment to the Articles of Incorporation effective October 18, 2011.

Touchpoint Metrics, Inc. is involved in the development of customer experience management software. Touchpoint Metrics, Inc. dba MCorp Consulting is a brand and customer experience research consultancy that maps and improves the touchpoints between organizations and their customers. Their focus assists companies improve business performance by measuring and transforming the ways they interact with customers.

They service a wide variety of industries and customer size.

2.     SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Touchpoint Metrics, Inc. are presented on the accrual basis. The significant accounting policies followed are described below to enhance the usefulness of the financial statements to the reader.

The preparation of financial statements is in conformity with accounting principles generally accepted in the United States of America, This requires management to make estimates and assumptions that affect the reported amounts and disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS, AND CREDIT RISK

Cash and cash equivalents are comprised of highly liquid investments with original maturity dates of less than three months that are not reported as investments. While Touchpoint Metrics, Inc. may maintain cash and cash equivalents in bank deposit accounts, which at times exceed Federal Deposit Insurance Corporation insured limits, they have not experienced any losses in such accounts.

Portions of the bank deposit accounts are held in Canadian banks on a Canadian and US Dollar basis. The balances in these accounts at times exceed Canada Deposit Insurance Corporation insured limits. They have not experienced any losses in these accounts.

Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVESTMENTS

Touchpoint Metrics, Inc. reports investments at published market or fair value with gains and losses reported in the income statements.

DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

Effective January 1, 2008, Touchpoint Metrics, Inc. adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy, which requires Touchpoint Metrics, Inc. to maximize the use of observable inputs and minimize the use of observable inputs and minimize the use of unobservable inputs, when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1         Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Property, Improvements, and Depreciation
Property and equipment are stated at cost or estimated historical cost through appraisal. Betterments, renewals, and extraordinary repairs over $1,000 that extend the life of the assets are capitalized; other repairs and maintenance are expensed.

The cost and accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized as other income or expense. Depreciation and amortization is computed on various methods as follows:

Depreciable Asset Class	Method	Depreciable Life
Software Design & Development	Straight Line	3-Years
Organization Costs	Straight Line	3-Years
Real Property Improvements	150 DB HY	15-Years
Computer Equipment	200 DB HY	5-Years
Furniture and Fixtures	200 DB HY	7-Years
Leasehold Improvements	Straight Line	15-Years
Machinery and Equipment	200 DB HY	7-Years

REVENUES AND EXPENSES

Revenues are reported when earned or realizable in accordance with accrual basis accounting.

Expenses are reported when incurred in accordance with accrual basis accounting.

The costs of providing the various services and supporting activities have been allocated, based on management’s estimate, among the services and supporting activities benefited.

3.     PROPERTY AND IMPROVEMENTS

Property and improvements consist of:

	December 31,
	2010	2011
Computers & Hardware	$40,553.05	$43,028.91
Software Design & Development	$38,645.98	$38,645.98
Equipment	$2,359.34	$2,359.34
Furniture & Fixtures	$31,274.55	$31,730.60
Leasehold Improvements	$95,608.48	$95,608.48
Intangible Assets	$1,377.19	$1,377.19
Real Estate Improvements	$4,000.00	$4,000.00
Real Estate (Land)	$85,000.00	$85,000.00
Total Property and Improvements	$298,818.59	$301,750.50
Less: Accumulated Depreciation	($130,117.19)	($141,296.19)
Net Property and Improvements	$168,701.40	$160,454.31

4.     INVENTORY

Touchpoint Metrics, Inc. does not carry any inventory. All products are purchased and resold on an as needed basis.

5.     ACCOUNTS RECEIVABLE

The Accounts Receivable balances and aging are significantly better than many service related companies. There are no Accounts Receivable balances that exceed 30 days.

	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/R
2010	$102,232.25				$102,232.25
2011	$13,379.83	$47,838.25			$61,218.08

SIGNIFICANT CLIENTS

Touchpoint Metrics, Inc. sells services to a broad range of clients under various terms. The mix of clients ranges from start-ups to Fortune 500 companies across multiple industries.

Sales are concentrated among a few large clients. For the years ended 2010 and 2011, the percentage of sales and the concentration is as follows:

	2010	2011
Three largest clients	74.85%	66.30%
Next three largest clients	22.93%	25.00%
All other clients	2.22%	8.70%
	100.00%	100.00%

Touchpoint Metrics, Inc. has strong relationships with their clients and believes that they are credit worthy. Sales are made without collateral and the credit-related losses have been insignificant or non-existent. Accordingly, there is no provision made to include an allowance for doubtful accounts.

6.     OTHER ASSETS

Other assets are comprised of security deposits, prepaid expenses, and a significant investment in PetroPortfolio, which is a clearinghouse of information about the global energy market.

7.     ACCOUNTS PAYABLE

Touchpoint Metrics, Inc. operates primarily on a pay as you go basis using minimal credit available through trade accounts.

	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/P
2010	$13,111.25				$13,111.25
2011	$36,578.23	$5,892.93	$1,300.00	$3,588.00	$47,359.16

The over 90 Days accounts are primarily due to incomplete delivery of the final product or service. As a percentage of total expenses, the outstanding balances are insignificant and immaterial to the operations.

There is no significant concentration of the vendors used by the company.

8.     OTHER CURRENT LIABILITIES

The other current liabilities carried by the company are normal liabilities for continuing operations comprised primarily of payroll tax payable and credit card debt.

9.     LONG-TERM DEBT

The company entered into two long-term debt instruments during 2011 totaling $150,000. Both notes are structured to incur balloon payments of the principal and 4% APR non-compounding accrued interest.

10.   STOCK

Touchpoint Metrics, Inc. is capitalized through the sale of stock totaling $906,151. There are 30,000,000 shares authorized. 5,500,000 additional restricted shares were issued during 2011 with 10,812,302 shares issued and outstanding.

11.   LEGAL

Touchpoint Metrics, Inc. has no known legal issues pending.

12.   INTERNAL CONTROLS

Touchpoint Metrics, Inc. has well documented processes and procedures. The internal controls are comparable to a firm of like size and configuration. The company uses outside third party services to effect a good segregation of duties and controls.

13.   SUBSEQUENT EVENTS

On January 4, 2012, Touchpoint Metrics, Inc. issued an additional 2,320,000 restricted shares for an additional $580,000 under a private placement memorandum. The total shares issued and outstanding on that date were 13,132,302.

During January and February 2012, Touchpoint Metrics, Inc. is undergoing final planning to file Form S-1 with the Securities and Exchange Commission to register the shares.

14.   GOING CONCERN

The accompanying financial statements and notes have been prepared assuming that Touchpoint Metrics, Inc. will continue as a going concern.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$218.67
Printing Expenses	1,781.33
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	25,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	3,000.00
TOTAL	$40,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Sixth Article of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.	Article VI of the Amended and Restated Bylaws of the company, filed as Exhibit 3.3 to the Registration Statement.

3.	California Corporations Code 317.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended, as follows:

On April 30, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of $1,500.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On April 14, 2006, we issued 1,000,000 restricted shares of common stock to five (5) individuals in consideration of $250,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 27, 2007, we issued 950,000 restricted shares of common stock to four (4) individuals in consideration of $475,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

In July 2007, we issued 362,302 restricted shares of common stock to two (2) individuals in consideration of $181,151.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On December 6, 2011 we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of $30,000.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On December 6, 2011, we issued 2,500,000 restricted shares of common stock to three (3) individuals in consideration of $25,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 2,320,000 restricted shares of common stock to sixty-two (62) individuals in consideration of $580,000.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

ITEM 16.	EXHIBITS.

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/14/2001).				X

3.2	Amended Articles of Incorporation (4/08/2006).				X

3.3	Amended Articles of Incorporation (10/17/2011).				X

3.4	Amended and Restated Bylaws.				X

4.1	Specimen Stock Certificate.				X

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	Lease Agreement for San Anselmo office.	X

10.2	Lease Agreement for North Carolina office	X

10.3	Lease Agreement for San Francisco office	X

10.4	Deed covering Lake County Real Property	X

10.5	Stock Option Plan	X

23.1	Consent of Hillary CPA Group, Independent Registered Public Accounting Firm.	X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	X

ITEM 17.      UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on this 24th day of April, 2012.

TOUCHPOINT METRICS, INC.
(the “Registrant”)

BY:	MICHAEL HINSHAW
Michael Hinshaw
President, Principal Executive Officer, Treasurer, Principal Financial Office, Principal Accounting Officer and a member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MICHAEL HINSHAW	President, Principal Executive Officer,	April 24, 2012
Michael Hinshaw	Treasurer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors

ASHLEY GARNOT	Director	April 24, 2012
Ashley Garnot

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/14/2001).				X

3.2	Amended Articles of Incorporation (4/08/2006).				X

3.3	Amended Articles of Incorporation (10/17/2011).				X

3.4	Amended and Restated Bylaws.				X

4.1	Specimen Stock Certificate.				X

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	Lease Agreement for San Anselmo office.				X

10.2	Lease Agreement for North Carolina office				X

10.3	Lease Agreement for San Francisco office				X

10.4	Deed covering Lake County Real Property				X

10.5	Stock Option Plan				X

23.1	Consent of Hillary CPA Group, Independent Registered Public Accounting Firm.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X